EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205693, 333-209897, 333-216392, 333-223253, 333-228263, 333-229933, 333-236854, 333-241414, and 333-254126 on Form S-8, and Registration Statement Nos. 333-225650, 333-234554, 333-241443, and 333-260799 on Form S-3 of our report dated March 10, 2022, relating to the consolidated financial statements of Sierra Oncology, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan

March 10, 2022